Acquisition Agreement

Agreement dated as of March 17, 2000 between Fon
Digital Network, Inc, a Colorado corporation
("FDNI"), and Mercury Capital Corporation, a
Colorado corporation ("Mercury").

The parties agree as follows:

1.The Acquisition

1.1	Purchase and Sale Subject to the Terms and
Conditions of this Agreement. At the Closing to be held as provided in Section 2, FDNI shall sell the FDNI Shares (defined below) to the shareholders of Mercury, and the shareholders of Mercury shall purchase the FDNI Shares from FDNI free and clear of all Encumbrances other than restrictions imposed by Federal and State laws.

1.2	Purchase Price.  FDNI will exchange one million two
hundred and fifty thousand (1,250,000) shares of its restricted common stock (the "FDNI Shares") for four million (4,000,000) shares of Mercury, representing all of the outstanding common shares and preferred shares of Mercury (the "Mercury Shares"). The FDNI
Shares shall be issued and delivered to the Shareholders of Mercury as set forth in Exhibit "A" attached hereto.

2. The Closing

2.1	Place and Timing.  The closing of the sale and
exchange of the FDNI Shares for the Mercury Shares
(the "Closing") shall take place at the law offices of Warren J. Soloski, 11300 W. Olympic Blvd.,
Suite 800, Los Angeles, CA 90064, no later than the close of business (Los Angeles, California time) on March 21, 2000 or at such other place, date and time as the parties may agree in writing.

2.2	Deliveries by Mercury.  At the Closing, Mercury
shall deliver the following to FDNI:

a.	Certificates representing the Mercury Shares,
duly endorsed for transfer to FDNI and accompanied by appropriate medallion guaranteed stock powers;
Mercury shall immediately change those certificates for, and to deliver to FDNI at the Closing a certificate representing the Mercury Shares registered in the name of FDNI (without any legend or other reference to any Encumbrance other than appropriate federal securities law limitations).

b.	The documents contemplated by Section 3.

c.	All other documents, instruments and writings
required by this Agreement to be delivered by Mercury at the Closing and any other documents or records relating to Mercury's business reasonably requested by FDNI in connection with this Agreement.

2.3	Deliveries by FDNI.  At the Closing, FDNI shall
deliver the following to Mercury.

a.	The FDNI Shares for further delivery to the Mercury
shareholders as contemplated by Section 1.

b.	The documents contemplated by Section 4.

c.	All other documents, instruments and writings
required by this Agreement to be delivered by FDNI at the Closing.

3.	Conditions to FDNI Obligations.

The obligations of FDNI to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by FDNI:

3.1	No Injunction.  There shall not be in effect
any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits, FDNI's acquisition of the Mercury Shares or the FDNI
Shares or that will require any divestiture as a result of FDNI's acquisition of the Mercury
Shares or that will require all or any part of the business of FDNI to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on FDNI or Mercury if this Agreement is consummated shall be pending.

3.2	Representations, Warranties and Agreements.
(a) The representations and warranties of Mercury set forth in this Agreement shall be true and complete in all material respects as of the closing Dates as though made at such time, (b) Mercury shall have preformed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing and, (c) FDNI shall have received a certificate to that effect signed by an authorized representative of Mercury.

3.3	Regulatory Approvals.  All licenses, authorizations,
consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of FDNI's acquisition of the Mercury Shares shall have been obtained and shall be in full force and effect.

3.4	Resignation of Director.  All directors of Mercury
whose resignations shall have been requested by FDNI shall have submitted their resignations or been removed effective as of the Closing Dates.

4.	Conditions to Mercury's Obligations

The obligations of Mercury to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Mercury.

4.1	No Injunction.  There shall not be in effect
any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits FDNI's acquisition of the Mercury Shares or Mercury's acquisition of the FDNI Shares or that will require any divestiture as a result of FDNI's acquisition of the Shares or Mercury's acquisition of the FDNI Shares or that will require all or any part of the business of FDNI or Mercury to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on FDNI or Mercury if this Agreement is consummated shall be pending.

4.2	Representations, Warranties and Agreement.
(a) The representations and warranties of FDNI set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time,
(b) FDNI shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing and (c) Mercury shall have received a certificate to that effect signed by an authorized representative of FDNI.

4.3	Regulatory Approvals.  All licenses,
authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of FDNI's acquisition of the Mercury Shares and Mercury's acquisition of the FDNI Shares shall have been obtained and shall be in full force and effect.

5. Representations and Warranties of Mercury.

Mercury represents and warrants to FDNI that, to the Knowledge of Mercury (which limitations shall not apply to Section 5.1), and except as set forth in the Mercury Disclosures Letter:

5.1	Organization of Mercury: Authorization.  Mercury
is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action of Mercury and this Agreement constitutes a valid and binding obligation of Mercury;
enforceable against it in accordance with its terms.

5.2	Capitalization.  The authorized capital stock
of Mercury consists of 100,000,000 shares of common stock, no par value, and 5,000,000 preferred shares, no par value, of which 4,000,000 common shares and no preferred shares are presently issued and outstanding. No shares have been registered under state or federal securities law. As of the Closing Date, all of the issued and outstanding shares of common stock of Mercury are validly issued, fully paid and non-assessable.
As of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of Mercury obligating
Mercury to issue any additional shares of common or preferred stock or any of its securities of any kind. Except as otherwise set forth herein, Mercury will not issue any shares of capital stock from the date of this Agreement though the Closing Date.

5.3	No Conflict as to Mercury.  Neither the execution
and delivery of this Agreement nor the consummation of the sale of the Mercury Shares to FDNI will
(a) violate any provision of the certificate of incorporation or by-laws of Mercury or (b) violate, be in conflict with, or constitute a default
(or an event which, with notice or lapse of time or both, would constitute a default) under any agreement to which Mercury is a party or
(c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Mercury.

5.4	Ownership of Mercury Shares.  The delivery of
certificates to FDNI provided in section 2.2 will result in FDNI's immediate acquisition of record and beneficial ownership of the Mercury Shares, free and clear of all Encumbrances subject to applicable, State and Federal securities laws. There are no outstanding options, rights, conversion rights, agreements or commitments or any kind relating to the issuance, value or transfer of any Equity Securities or other securities of Mercury.

5.5	No Conflict as to Mercury and Subsidiaries.
Neither the execution and delivery of this Agreement nor the consummation of the sale of the Mercury Shares to FDNI will (a) violate any provision of the certificate of incorporation or by-laws (of other governing instrument) of Mercury or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default
(or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or acceleration of the maturity of any debt of obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of Mercury or any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of Mercury or any of its Subsidiaries is subject, or (c) violate any statute of law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Mercury of any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause
(b) of this Section 5.5, for such matters which are not likely to have a material adverse effect on the business or financial condition of Mercury and its Subsidiaries, taken as a whole.

5.6	Consents and Approvals of Governmental Authorities.
Except with respect to applicable State and Federal securities law, no consent approval or authorization of, or declaration, filing or registration with, and Governmental Body is required to be made or obtained by Mercury or FDNI or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Mercury or the consummation of the sale of the Mercury Shares to FDNI.

5.7	Other Consents.  No consent of any Person is
required to be obtained by Mercury or FDNI to the execution, delivery and performance of this Agreement or the consummation of the sale of the Mercury Shares to FDNI including but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse affect on the business and financial condition of Mercury or FDNI.

5.8	Financial Statements.  Mercury has delivered to
FDNI consolidated balance sheets of Mercury and its Subsidiaries as at December 31, 1999, and statements of income and changes in financial position for the period from inception to the period then ended, together with the report thereon of Mercury's independent accountant
(the "Mercury Financial Statements").  Such
Mercury Financial Statements are internally prepared and unaudited but fairly present the consolidated financial condition and results of operation of Mercury and its Subsidiaries as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto.

5.9	Title to Properties.  Either Mercury or
one of its Subsidiaries owns all the material properties and assets that they purport to own
(real, personal, and mixed tangible and intangible), including, without limitations, all the material properties and assets reflected in the Mercury
Financial Statements, and all the material properties and assets purchased or otherwise acquired by Mercury or any of its Subsidiaries since the date of the Mercury Financial Statements.
All properties and estates reflected in the Mercury Financial Statements are free and clear of all materiel Encumbrances and are not, in the case of real property, subject to any material rights of way, building use restrictions, exemptions, variances, reservations or limitations or any nature whatsoever, except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Mercury
Financial Statements as securing specified liabilities or obligations, with respect to which one default (or event which, with notice or lapse of time or both, would constitute a default) exist, and all of which are listed in the Mercury Disclosure
Letter, (b) mortgages or security interest incurred in connection with the purchase of property or assets after the date of the Mercury Financial Statements
(such mortgages or security interests being limited too the property or assets so acquired), with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (c) as to real property, (i) imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Mercury or any of its Subsidiaries and (ii) zoning laws that do not Impair the present or anticipated use of the property subject thereto, and (d) liens for current taxes not yet due. The properties and assets of Mercury and its Subsidiaries include rights, properties and other assets necessary to permit Mercury and its Subsidiaries to conduct. Mercury's business in all material respects in the same manner as it is conducted on the date of this Agreement.

5.10	Building, Plants and Equipment.  The buildings,
plants, structures and material items of equipment and other personal property owned or leased by Mercury or its Subsidiaries, taken as a whole, in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which there are being used.
Mercury has not received notification that it or any of its Subsidiaries are in violation of any applicable building, zoning, anti-pollution, health, safety, or other law, ordinance or regulation in respect of its buildings, plants or structures or their operations, which violation is likely to have a material adverse effect on the business or financial condition of Mercury and its Subsidiaries, taken as a whole or which would require a payment by Mercury or FDNI or any other their subsidiaries in excess of $2,000 in the aggregate, and which has not been cured.

5.11	No condemnation or Expropriation.  Neither
the whole nor any portion of the property or leaseholds owned or held by Mercury or any of its Subsidiaries is subject to any government decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental body or other Person with or without payment of compensation therefor, which action is likely to have a material adverse effect on the business or financial condition of FDNI and its Subsidiaries, taken as a whole.

5.12	Litigation.  There is no action, suit,
inquiry, proceeding, or investigation by or before any court of Governmental Body pending or threatened in writing against or involving Mercury or any of its Subsidiaries which is likely to have a material adverse effect on the business or financial condition of Mercury, FDNI and any of their Subsidiaries, taken as a whole, or which would require a payment by Mercury or its subsidiaries in excess of $2,000 in the aggregate of which questions or challenges the validity of this Agreement. Neither Mercury nor any of its Subsidiaries are subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of Mercury, FDNI or any of their Subsidiaries, taken as a whole, or which would require a payment by Mercury or its subsidiaries in excess of $2,000 in the aggregate.

5.13	Absence of Certain Changes.  Since the date of the
Mercury Financial Statements, neither Mercury nor any of its Subsidiaries has:

a.	suffered the damage or destruction of any
of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of Mercury and its Subsidiaries, taken as a whole, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

b.	made any changes or amendments in its
certification of incorporation or by-laws, or other governing instruments;

c.	issued or sold any Equity Securities or other
securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Security, or granted or entered into any options, warrants, calls or commitments or any kind with respect thereto;

d.	organized any new Subsidiary or acquired
any Equity Securities of any Person or any equity or ownership interest in any business

e.	borrowed any funds or incurred, or assumed
or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

f.	paid, discharged or satisfied any material
claim, liability, or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

g.	prepaid any material obligation having a
maturity of more than 90 days form the date such obligations was issued or incurred;

h.	cancelled any material debts or waived
any material claims or rights, except in the ordinary course of business;

i.	disposed of or permitted to lapse any
rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

j.	granted any general increase in the
compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

k.	purchased or entered into any contract
or commitment to purchase any material quantity or raw materials or supplies, or sold or entered into any contracts or commitments to sell any material quantity of property or assets, except (i)normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course of business (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

l.	made any capital expenditures or additional
to property, plant or equipment or acquired any other property or assets (other than raw materials and supplies) at a cost in excess of $100,000 in the aggregate.

m.	written off or been required to write off
any notes or accounts receivable in an aggregate amount in excess of $2,000;

n.	written down or been required to write
down any inventory in an aggregate amount in excess of $2,000;

o.	entered into any collective bargaining or
union contracts or agreements;

p.	other than the ordinary course of business,
incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of Mercury and its subsidiaries taken as a whole.

5.14	No Material Adverse Change.  Since the
date of the Mercury Financial Statements, there has not been any material adverse change in the business or financial condition of Mercury and its Subsidiaries taken as a whole, other than changes resulting from economic conditions prevailing in the United States precious coins, collectibles and metals industry.

5.15	Contracts and Commitments.  Neither Mercury
nor any of its Subsidiaries is a party to any:

a.	Contract or agreement (other than purchase
or sales orders entered into in the ordinary course of business) involving any liability on the part of Mercury or one of its subsidiaries or more than $25,000 and not cancelable by Mercury or the relevant Subsidiary (without liability to Mercury or such Subsidiary) within 60 days;

b.	Except with respect to the lease on its
business location, lease of personal property involving annual rental payments in excess of $25,000 and not cancelable by Mercury or the relevant Subsidiary (without liability to Mercury or such Subsidiary) within 90 days;

c.	Except with respect to the options
referenced above, Employee bonus, stock option or stock purchase, performance unit, profit-sharing, pension, savings, retirement, health, deferred or incentive compensation, insurance or other material employee benefit plan (as defined in Section 2(3) for ERISA) or program for any of the employees, former employees or retired employees of Mercury or any of its Subsidiaries;

d.	commitment, contract or agreement that
is currently expected by the management of Mercury to result in any material loss upon completion or performance thereof;

e.	Contract, agreement or commitment that is
material to the business of Mercury, and its Subsidiaries, taken as a whole, with any officer, employee, agent, consultant, advisor salesman, sales representative, value added reseller, distributor, or dealer; or

f.	Employment agreement or other similar
agreement that contains any severance or terminates pay, liabilities or obligations.

All such contracts and agreements are in full force and effect. Neither Mercury nor any of its Subsidiaries is in breach of, in violation of or in default under, any agreement, instrument, indenture, deed or trust, commitment, contract or other obligation of any type to which Mercury or any of its Subsidiaries is party or is or may be bound that relates to the business of Mercury or any of its Subsidiaries or to which any of the assets or properties of Mercury of any of its Subsidiaries is subject, the effect of which breach, violation or default is likely to materially and adversely affect the business or financial condition of Mercury and its Subsidiaries, taken as a whole. FDNI has not guaranteed or assumed and specifically does not guarantee or assume any obligations of Mercury or any of its Subsidiaries.

5.16	Labor Relations.  Neither Mercury nor any
of its Subsidiaries is a party to any collective bargaining agreement. Except for any matter, which is not likely to have a material adverse effect on the business or financial condition of Mercury or any of its Subsidiaries, taken as a whole, (a) Mercury or each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices,
(b) there is no unfair labor practice complaint against Mercury or any of its Subsidiaries pending before the National Labor Relations Board,
(c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against Mercury or any of its Subsidiaries, (d) no representation question exits respecting the employees of Mercury or any of its Subsidiaries, (e) neither
Mercury or any of its Subsidiaries has experienced any strike, work stoppage, or other labor difficulty, and (f) no collective bargaining agreement relating to employees of Mercury or any of its Subsidiaries is currently being negotiated.

5.17	Employee Benefit Plans.  No material employee
pension and welfare benefit plans covering employees of Mercury is (1) a multi-employee plan as defined in Section 3(37) of ERISA, or (2) a defined benefit plan as defined in Section 3(35) of ERISA, any listed individual account pension plan is duly qualified as tax exempt under the applicable sections of the Code, each listed benefit plan and related funding arrangements, if any, has been maintained in all material respects in compliance with its terms and the provisions of ERISA and the Code.

5.18	Compliance with Law.  The operations of
Mercury or any of its Subsidiaries have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of Mercury or any of its Subsidiaries, taken as a whole, or which would not require a payment by Mercury nor any of its Subsidiaries in excess of $2,000 in the aggregate, or which have been cured.
Neither Mercury or any of its Subsidiaries has received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations.
Mercury or any of its Subsidiaries have all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their business and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and not suspension or cancellation of any thereof has been threatened.

5.19	Tax Matters

a.	Mercury and each of its Subsidiaries
(1) has filed all non-consolidated and non-combined
Tax Returns and all consolidated or combined Tax
Returns that include only Mercury or any of its Subsidiaries and not Sellers or its other
Affiliates (for the purposes of this Section 5.19, such tax returns shall be considered non-consolidated and non-combined Tax Returns) required to be filed through the date hereof with respect to the time periods covered by such non-consolidated and non-combined Tax
Returns and shall timely pay any such Taxes required to be paid by it after the dates hereof with response to such Tax Returns and (2) shall prepare and timely file all such non-consolidated and non-combined Tax
Returns required to be filed after the date hereof and through the Closing Date and pay all Taxes required to be paid by it with respect to the periods covered by such Tax Returns, (3) all such Tax Returns filed pursuant to clause (a) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such Tax Return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation.

b.	All consolidated or combined Tax Returns
(except those described in subparagraph (a) above) required to be filed by any person through the date hereof that are required or permitted to include the income, or reflect the activities, operations and transactions, of Mercury or any of its Subsidiaries for any taxable period have been timely filed, and the income, activities, operations and transactions, of Mercury or any of its Subsidiaries have been properly included and reflected thereon.
Mercury shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted to include the income, or reflect the activities, operations and transactions, of Mercury or any of its Subsidiaries, with respect to any taxable year or the portion thereof ending on or prior to the Closing Date, including, without limitation, Mercury's consolidated federal income tax return for such taxable years. Mercury will timely file a consolidated federal income tax return for the taxable year ended December 31 and such return shall include and reflect the income, activities, operations and transactions of Mercury or any of its Subsidiaries for the taxable period then ended, and hereby expressly covenants and agrees to file a consolidated federal income tax return, and to include and reflect thereon the income, activities, operations and transactions of Mercury or any of its Subsidiaries for the taxable period through the Closing Date. All
Tax Returns filed pursuant to this subparagraph
() after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to Mercury or any of its Subsidiaries and do not generally relate to matters affecting other members of Mercury's consolidated group, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax
Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation.
Mercury has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

c.	Neither Mercury or any of its Subsidiaries
has agreed, or is required, to make any adjustment
(x) under Section 481(a) of the Code by reason of a change in accounting method or otherwise or
(y) pursuant to any provision of the Tax Reform
Act of 1986, the Revenue Act of 1987 of the Technical and Miscellaneous Act of 1988.

d.	Neither Mercury or any of its Subsidiaries
or any predecessor or Affiliate of the foregoing has, at any time, filed a consistent under
Section 341 (f)(1) of the Code, or agreed under
Section 341(f)(3) of the Code, to have the provisions of Section 341(f)(2) of the Code apply to any sale of its stock.

e.	There is no (nor has there been any request
for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to Mercury or any of its Subsidiaries, or their assets or operations and no power of attorney granted by Mercury or any of its Subsidiaries with respect to any Tax matter is currently in force.

f.	There is no action, suit, proceeding,
investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any Tax attributable to Mercury, its Subsidiaries or their assets or operations.

g.	All amounts required to be withheld as of
the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

h.	No property of Mercury is "tax-exempt use
property" within the meaning of Section 168(h) of the Code nor property that Mercury or any of its Subsidiaries will be required to treat as being owned by another person pursuant to Section
168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

i.	There have been delivered or made available
to FDNI true and complete copies of all income
Tax Returns (or with respect to consolidated or combined returns, the portion thereof) and any other Tax Returns requested by FDNI as may be relevant to Mercury, its Subsidiaries, or their assets or operations of any and all periods ending after December 31, 1998, or for any Tax years which are subject to audit, or investigation by any taxing authority or entity.

j.	There is no contract, agreement, plan or
arrangement, including but not limited to the provisions of this Agreement, covering any employee of former employee of Mercury or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section
280G or 162 of the Code.

5.20	Environmental Matters

a.	At all times prior to the date hereof,
Mercury and its Subsidiaries have complied in all material respects with applicable environmental laws, orders, regulations, rules and ordinances relating to the Properties (as hereinafter defined), the violations of which would have a material adverse effect on the business or financial conditions of Mercury or any of its Subsidiaries, taken as a whole, or which would require a payment by Mercury and its Subsidiaries in excess of $2,000 in the aggregate, and which have been duly adopted, imposed or promulgated by any legislative, executive, administrative or judicial body or officer of any Governmental body.

b.	The environmental licenses, permits and
authorizations that are material to the
operations of Mercury and its Subsidiaries, taken as a whole, are in full force and effect.

c.	Neither Mercury or any of its Subsidiaries
has released or caused to be released on or about the properties currently owned or leased by Mercury or any of its Subsidiaries (the
"Properties") any (i) pollutants, (ii) contaminants
(iii) "Hazardous Substances," as that term is defined in Section 101(14) of the Comprehensive
Environmental Response Act, as amended or
(iv) "Regulated Substances," as that term is defined in Section 9001 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, which would be required to be remediated by any governmental agency with jurisdiction over the Properties under the authority of laws, regulations and ordinances as in effect and currently interpreted on the date hereof, which remediation would have a material adverse effect on the business or financial condition of Mercury or any of its Subsidiaries, take as a whole.

5.21	Mercury has not employed any broker or finder
or incurred any liability for any brokerage or finder's fee or commissions or similar payments in connection with the sale of the Mercury
Shares to FDNI.

5.22	Absence of Certain Commercial Practices.
Neither Mercury nor any of its Subsidiaries has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property, however characterized, to any finder, agent, government official, or other party in the United States or any other country, which is in any manner related to the business or operations of Mercury or any of its Subsidiaries, which Mercury or one of its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and neither Mercury nor any of its Subsidiaries has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers in violation of any applicable law or regulation.

5.23	Transactions with Directors or Officers.
Mercury and its Subsidiaries do not engage in business with any Person in which any of Mercury's directors or officers has a material equity interest. No director or officer of Mercury owns any property, asset or right which is material to the business of Mercury and its Subsidiaries, taken as a whole.

5.24.	Borrowing and Guarantees. Mercury and its
Subsidiaries (a) do not have any indebtedness for borrowed money, (b) are not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) are not guarantors or sureties with respect to the obligations of any Person.

6.	Representations and Warranties of FDNI.
FDNI represents and warrants to Mercury that, to the Knowledge of FDNI (which limitation shall not apply to Section 6.3), and except as set forth in the FDNI Disclosure letter:

6.1	Organization of FDNI: Authorization.
FDNI is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action of FDNI and this Agreement constitutes a valid and binding obligation of FDNI; enforceable against it in accordance with its terms.

6.2	Capitalization.  The authorized capital
stock of FDNI consists of 100,000,000 shares of common stock, par value $.001 per share.
As of March 13, 2000 FDNI had 38,108,087 shares of common stock issued and outstanding. As of the Closing Date, all of the issued and outstanding shares of common stock of FDNI are validly issued, fully paid and non-assessable.
The Common Stock of FDNI is presently listed and trading on the Nasdaq Over-the Counter
Bulletin board under the symbol FDNI.

6.3	Ownership of FDNI Shares.  The delivery
of certificates to Mercury provided in section
2.3 will result in Shareholder's of Mercury immediate acquisition of record and beneficial ownership of the FDNI Shares, free and clear of all Encumbrances other than as required by State and Federal securities laws.

6.4	No Conflicts as to FDNI and Subsidiaries.
Neither the execution and delivery of this greement nor the consummation of the sale of the FDNI Shares to Mercury will (a) violate any provision of the certificate of incorporation or by-laws (of other governing instrument) of FDNI or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt of obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of FDNI or any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of FDNI or any of its Subsidiaries is subject, or (c) violate any statute of law or any judgment, decree, order, regulation or rule of any court of other Governmental Body applicable to FDNI of any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this Section 6.4, for such matters which are not likely to have a material adverse effect on the business or financial condition of FDNI and its Subsidiaries, taken as a whole.

6.5	Consents and Approvals of Governmental
Authorities.  No consent approval or
authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Mercury or FDNI or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by FDNI or the consummation of the sale of the FDNI Shares to Mercury.

6.6	Other Consents.  No consent of any Person
is required to be obtained by Mercury or FDNI to the execution, delivery and performance of this Agreement or the consummation of the sale of the FDNI Shares to Mercury including but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse affect on the business and financial condition of Mercury or FDNI.

6.7	Financial Statements.  FDNI has delivered
to Mercury consolidated balance sheets of FDNI and its Subsidiaries as at December 31, 1999 and statements of income and changes in financial position for the period then ended December 31, 1999, together with the report thereon of FDNI's independent accountant (the "FDNI Financial
Statements"). Such FDNI Financial Statements are internally prepared and unaudited but fairly present the consolidated financial condition and results of operation of FDNI and its Subsidiaries as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto, and shall be utilized in any SEC filing in compliance with Rule 310 of Regulation S B promulgated under the Securities Act.

6.8	Brokers or Finders. FDNI has not employed
any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payments in connection with the sale of the FDNI Shares to Mercury.

6.9	Purchase for Investment.  FDNI is
purchasing the Mercury Shares solely for its own account for the purpose of investment and not with a view to, or for sale, in connection with, and distribution of any portion thereof in violation of any applicable securities law.

7.	Access and Reporting; Filing with
Governmental Authorities; Other Covenants.

7.1	Access Between the date of this Agreement
and the Closing Date. Each of Mercury and FDNI shall (a) give to the other and its authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of Mercury of FDNI, as the case may be, and to its books an records, (b) permit the other to make inspections thereof, and (c) cause its officers and its advisors to furnish the other with such financial and operating data and other information with respect to the business and properties of such party and its Subsidiaries and to discuss with such and its authorized representatives its affairs and those of its Subsidiaries, all as the other may from time to time reasonably request.

7.2	Exclusivity.  From the date hereof until
the earlier of the Closing or the termination of this Agreement, Mercury shall not solicit or negotiate or enter into any agreement with any other Person with respect to or in furtherance of any proposal for a merger or business combination involving or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, Mercury, except for the exchange of the FDNI Shares for the Mercury Shares from Mercury's shareholders.

7.3	Regulatory Matters.  Mercury and FDNI
shall (a) file with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the contemplated transaction and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

8.	Conduct of Mercury's Business Prior to
the Closing.

8.1	Operation in Ordinary Course.  Between
the date of this Agreement and the Closing
Date, Mercury shall cause conduct its business in all material respects in the ordinary course.

8.2	Business Organization.  Between the
dates of this Agreement and the Closing Date, Mercury shall (a) preserve substantially intact the business organization of Mercury; and
(b) preserve in all material respects the present business relationships and good will of Mercury and each of its Subsidiaries.

8.3	Corporate Organization.  Between the
date of this Agreement and the Closing Date, Mercury shall not cause or permit any amendment of its certificate of incorporation or by-laws (or other governing instrument) and shall not:

a.	issue, sell or otherwise dispose of
any of its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;

b.	create or suffer to be created any
Encumbrances thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any Equity Securities;

c.	reclassify, split up or otherwise change
any of its Equity Securities;

d.	be party to any merger, consolidation
or other business combination;

e.	sell, lease license or otherwise
dispose of any of its properties or assets
(including but not limited to rights with respect to patents and registered trademarks and copyrights or other proprietary rights), in an amount which is material to the business or financial condition of Mercury and its Subsidiaries, taken as a whole except in the ordinary course of business; or

f.	organize any new Subsidiary or acquire
any Equity Securities of any Person or any equity or ownership interest in any business.

8.4	Other Restrictions.  Between the date
of this Agreement and the Closing Date,
Mercury shall not:

a.	borrow any funds or otherwise become
subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money;

b.	create any material Encumbrance on any
of its material properties or assets.

c.	increase in any manner the compensation
of any director or officer or increase in any manner the compensation of any class of employees;

d.	create or materially modify any material
bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in section 3(3) of ERISA);

e.	make any capital expenditure or acquire
any property or assets;

f.	enter into any agreement that materially
restricts FDNI or Mercury or any of their Subsidiaries from carrying on business;

g.	pay, discharge or satisfy any material
claim, liability or obligation, absolute, accrued, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business of Mercury or obligations reflected in the Mercury Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the Mercury
Financial Statements; or

h.	cancel any material debts or waive any
material claims or rights.

9.	Definitions.

As used in this Agreement, the following terms have the meanings specified or referred to in this Section 9.

9.1	Business Day.  Any day that is not a
Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.

9.2	Code.  The Internal Revenue
code of 1986, as amended.

9.3	Encumbrances.  Any security interest,
mortgage, lien, charge, adverse claim or restriction of any kind, including but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under Federal of State securities laws.

9.4	Equity Securities.  See Rule 3a-11-1 under
the Securities Exchange Act of 1934.

9.5	ERISA.  The Employee Retirement Income
Security Act of 1974, as amended.

9.6	Governmental Body.  Any domestic or foreign
national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic
Community), and subdivision, agency, commission or authority thereof.

9.7	Knowledge.  Actual knowledge, after
reasonable investigation.

9.8	Person.  Any individual, corporation,
partnership, joint venture, trust, association, unincorporated organization, other entity, of
Governmental Body.

9.9	Subsidiary. With respect to any
Person, and corporation of which securities having the power to elect a majority of that corporation's Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

10.	Termination.

10.1	Termination.  This Agreement may be
terminated before the Closing Date occurs only as follows:

a.	by written agreement of
Mercury and FDNI at any time;

b.	by FDNI, by notice to Mercury
at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if the satisfaction of such a condition is or becomes impossible.

c.	by Mercury, by notice to FDNI at
any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible;

d.	by either Mercury or FDNI, by notice to
the other at any time after June 1, 2000.

10.2	Effect of Termination.  If this Agreement
is terminated pursuant to Section 10.1, this Agreement shall terminate without any liability or further obligation of any party to another.

11	Notices.  All notices, consents,
assignments and other communications under
this Agreement shall be in writing and shall
be deemed to have been duly given when
(a) delivered by hand, (b) sent by telex
or facsimile (with receipt confirmation),
provided that a copy is mailed by registered
mail, return receipt requested, or
(c) received by the delivery service
(receipt requested), in each case to the
appropriate address, telex numbers and
facsimile numbers set forth below (or to
such other address, telex number and facsimile
numbers as a party may designate as to itself
by notice to the other parties).
If to FDN, Inc.:
				Mr. James Stanley
				FDN, Inc.
2230 Lee Road
				Winter Park, FL  32789

If to Mercury Capital Corp.:
				Mr. John E. Dhonau
				Mercury Capital Corp.
				3360 W. Sahara Ave.
				Suite 200
				Las Vegas, NV 89102

12.	Miscellaneous.

12.1	Expenses.  Each party shall bear its
own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

12.2.	Captions.	The captions in this
Agreement are for convenience of reference only and shall nor be given any effect in the interpretation of this Agreement.

12.3	No Waiver.  the failure of a
party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

12.4	Exclusive Agreement: Amendment.
This Agreement supercedes all prior Agreements among the parties with respect to its subject matter with respect thereto and cannot e changed or terminated orally.

12.5	Counterparts.  This Agreement may
be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

12.6	Governing Law.  This Agreement
and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Colorado, without regard to the conflicts of law principles thereof.

12.7	Binding Effect.  This Agreement
Shall insure to benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other, provided that, after the Closing, no consent of Mercury shall be needed in connection with any merger or consolidation of FDNI with or into another entity.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized and entered into as of the date first above written.




__/s/ James Stanley/s/				___/s/ John Dhonau /s/____
	James Stanley					John E. Dhonau
	On behalf of FDN, Inc.				On behalf of Mercury Capital